                                                              EXHIBIT (a)(1)(vi)


E-mail  or US Mail

To:     Participating Micrel Employee
From:   Andrea Belanger
Date:   _____________, 2002

Dear Micrel Employee:

    This message confirms that we have received your Election Concerning Exchange of Stock Options form (the "election form"). Pursuant to the Offer to Exchange Certain Outstanding Options and the Election Concerning Exchange of Stock Options form, if your election form is properly completed, we will accept your options elected for exchange at 5:00 p.m. Pacific Standard Time on December 11, 2002, unless this offer is extended, in which case we will accept your options shortly following the expiration of the extended period. Unless you withdraw your elected options in accordance with the provisions of Section 4 of the Offer to Exchange Certain Outstanding Options before this time (or, if this offer is extended, before the new expiration time), we will cancel all options that you have properly elected to exchange. If you elect to exchange any options, then all options granted to you during the six-month period ending as of the commencement of the offer dated November 8, 2002, will also be automatically exchanged for new options. If you do not withdraw your elected options and we accept your options for exchange, shortly following the expiration of this offer, we will provide you with a rights letter confirming that your options have been accepted for exchange and will be cancelled. New options will be granted to you in exchange for the options we cancel on the first business day that is six months and two days from the date we cancel your options elected for exchange, subject to your continued employment and other terms and conditions of the offer.

    If you have any questions, please contact Andrea Belanger, Stock Administrator of Micrel by internal mail, facsimile ((408) 435-2400) or via US Mail to Micrel, Inc., 1849 Fortune Drive, San Jose, CA 95131 or by e-mail at andrea.belanger@micrel.com.



                                       Thank you


                                        Andrea Belanger



                                       1